Exhibit (n)(4)

Schedule A (FIXED INCOME), dated January 23, 2010, to

Multiple Class of Shares Plan for Spartan Index Funds

Dated January 23, 2010

Fidelity Fixed-Income Trust

Fund/Class	Class Level Redemption Fee (as a % of amount redeemed)
Spartan Short-Term Treasury Bond Index Fund:
Investor Class	None
Fidelity Advantage Class	None

Spartan Intermediate Treasury Bond Index Fund:
Investor Class	None
Fidelity Advantage Class	None

Spartan Long-Term Treasury Bond Index Fund:
Investor Class	None
Fidelity Advantage Class	None